EXHIBIT 99


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                     FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of Flexible Solutions International Inc. (the "Company") which may be issued pursuant to Stock Option Plans approved by the Company. The Stock Option Plans provide for the grant, to selected employees of the Company and other persons, of options to purchase shares of the Company's common stock. Persons who received shares pursuant to the Stock Option Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     The Selling Shareholders may offer the shares from time to time in negotiated transactions in the public market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has not agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                 The date of this Prospectus is August __, 2011.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                     Flexible Solutions International, Inc.
                              615 Discovery Street
                           Victoria, British Columbia
                                 CANADA V8T 5G4
                                 (250) 477-9969
                               (250) 477-9912 FAX

     The  following  documents  filed by the  Company  with the  Securities  and
Exchange   Commission  are  incorporated  by  reference  in  this   Registration
Statement:

     (1)  Prospectus filed pursuant to Rule 424(b) on February 26, 2010.
     (2)  Annual report on Form 10-K the year ended December 31, 2010.
     (3)  Report on Form 8-K filed on April 6, 2011.
     (4)  Report on Form 8-K/A filed on April 8, 2011.
     (5)  Report on Form 8-K filed on April 11, 2011.
     (6) Amended Annual Report on form 10-K/A for the year ended December 31, 2011 filed on April 20, 2011.
     (7)  Quarterly report on Form 10-Q for the quarter ended March 31, 2011.
     (8)  Report on Form 8-K filed on May 19, 2011.
     (9)  Definitive Proxy Statement on Schedule 14A filed on July 11, 2011. (
     10) Amended Definitive Proxy Statement on Schedule 14/A filed on July 12, 2011.

     All reports and  documents  subsequently  filed by the Company  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

PROSPECTUS SUMMARY......................................................    1

RISK FACTORS ...........................................................    1

SELLING SHAREHOLDERS ...................................................    2

PLAN OF DISTRIBUTION ...................................................    4

DESCRIPTION OF COMMON STOCK ............................................    4

GENERAL ................................................................    5

                               PROSPECTUS SUMMARY

              THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE
                DETAILED INFORMATION APPEARING ELSEWHERE IN THIS
                                   PROSPECTUS.

     Flexible Solutions, Ltd. ("the Company") was incorporated in British Columbia on January 26, 1991. On May 12, 1998, Flexible Solutions Ltd. was merged into Flexible Solutions International, Inc., a Nevada corporation. In connection with this merger, the Company issued 7,000,000 shares of common stock to the former shareholders of Flexible Solutions Ltd. in exchange for all of the outstanding shares of Flexible Solutions Ltd.

     In June 2004 the Company purchased 52 U.S. and 139 International patents, as well as a 56,780 sq. ft. manufacturing plant near Chicago, Illinois from the bankruptcy estate of Donlar Corporation ("Donlar") for $6.15 million. The patents we acquired from Donlar relate to water-soluble chemicals ("TPAs") which prevent corrosion and scaling in water pipes used in the petroleum, chemical, utility and mining industries. TPAs are also used to enhance fertilizers and improve crop yields and as additives for household laundry detergents, consumer care products and pesticides.

     The Company operates through two wholly-owned subsidiaries: Flexible Solutions Ltd., and NanoChem Solutions Inc. Unless otherwise indicated, all references to the Company's business include the operations of these subsidiaries.

     In November 2007, the Company purchased a building and 3.3 acres of land in Taber, Alberta, Canada. The price paid was CDN$1,325,000 and was financed by cash of $660,000 and an interest free mortgage that was paid in June 2008. The building will be renovated and operated as a fermentation facility for the production of aspartic acid, a key ingredient in TPAs. Aspartic acid made in Taber will be shipped to the Company's plant in Illinois for finishing.

     The Company's principal executive offices are located at 615 Discovery Street, Victoria, British Columbia, Canada V8T 5G4. The Company's telephone number is (250) 477-9969. The Company's website is located at http://www.flexiblesolutions.com. The information found on the Company's website is not a part of this prospectus.

     As of August 11, 2011 the Company had 13,169,991 outstanding shares of common stock.

The Offering

     By means of this prospectus a number of the Company's shareholders are offering to sell shares of its common stock. The shares owned by the selling shareholders may be sold in the public market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

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     The purchase of the securities  offered by this prospectus  involves a high degree of risk. Risk factors include losses since the Company was incorporated, and the need for the Company to sell more of its common stock to raise additional capital. See "Risk Factors" below for additional information.

                                  RISK FACTORS

The Company has incurred significant operating losses since inception and may not sustain profitability in the future.

     The Company has experienced operating losses and negative cash flows from operations and has currently accumulated a deficit. If the Company's revenues do not increase, results of operations and liquidity will be materially adversely affected. If the Company experiences slower than anticipated revenue growth or if operating expenses exceed expectations, the Company may not be profitable. Even if the Company becomes profitable in the future, it may not remain profitable.

Fluctuations in the Company's operating results may cause our stock price to decline.

     Given the nature of the markets in which the Company operates, the Company cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause the Company to adjust operations. A high proportion of costs are fixed, due in part to sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect operating results. Factors that may affect operating results and the market price of the Company's common stock include:

     o    demand for and market acceptance of the Company's products;
     o    competitive pressures resulting in lower selling prices;
     o adverse changes in the level of economic activity in regions in which the Company does business;
     o adverse changes in the oil and gas industry on which the Company is particularly dependent;
     o changes in the portions of revenue represented by various products and customers;
     o    delays or problems in the introduction of new products;
     o    the  announcement  or  introduction  of  new  products,   services  or
          technological innovations by the Company's competitors;
     o    variations in the Company's product mix;
     o    the timing and amount of expenditures in anticipation of future sales;
     o    increased costs of raw materials or supplies; and
     o    changes in the volume or timing of product orders.

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The Company's operations are subject to seasonal fluctuation.

     The use of swimming pool products increases in summer months in North America and results in sales from January to June being greater than in July through December. Markets for the Company's WATER$AVR(R) product are also seasonal, depending on the wet versus dry seasons in particular countries. The Company attempts to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. The Company's TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. The Company believes it is able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

Interruptions in the Company's ability to purchase raw materials and components may adversely affect profitability.

     The Company purchases certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because the Company does not have guaranteed long-term supply arrangements with the Company's suppliers, any material interruption in the Company's ability to purchase necessary raw materials or components could have a material adverse effect on business, financial condition and results of operations.

The Company's WATER$AVR(R) product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

     The marketing efforts of the Company's WATER$AVR(R) product may result in continued losses. The Company introduced WATER$AVR(R) in June 2002 and, to date, the Company has delivered quantities for testing by potential customers, but only a few customers have ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. The Company can offer no assurance that it will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product. The Company expects to spend $200,000 on the marketing and production of WATER$AVR(R) in fiscal 2011.

If the Company does not introduce new products in a timely manner, the Company's products could become obsolete and operating results would suffer.

     Without the timely introduction of new products and enhancements, the Company's products could become obsolete over time, in which case revenue and operating results would suffer. The success of new product offerings will depend upon several factors, including the Company's ability to:

     o    accurately anticipate customer needs;

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     o    innovate and develop new products and applications;
     o    successfully commercialize new products in a timely manner;
     o price products competitively and manufacture and deliver products in sufficient volumes and on time; and
     o    differentiate products from the Company's competitors' products.

     In developing any new product, the Company may be required to make a substantial investment before it can determine the commercial viability of the new product. If the Company fails to accurately foresee customers' needs and future activities, the Company may invest heavily in research and development of products that do not lead to significant revenues.

The Company is dependent upon certain customers.

     Among the Company's current customers, the Company has identified six that are sizable enough that the loss of any one would be significant. Any loss of one or more of these customers could result in a substantial reduction in revenues.

Economic, political and other risks associated with international sales and operations could adversely affect the Company's sales.

     Revenues from shipments made outside of the United States accounted for approximately 79% of revenues in the year ended December 31, 2010, 83% in the year ended December 31, 2009 and 79% in the year ended December 31, 2008. Since the Company sells its products worldwide, business is subject to risks associated with doing business internationally. The Company anticipates that revenues from international operations will continue to represent a sizable portion of total revenue. Accordingly, future results could be harmed by a variety of factors, including:

     o    changes in foreign currency exchange rates;
     o changes in a country or region's political or economic conditions, particularly in developing or emerging markets;
     o    longer  payment   cycles  of  foreign   customers  and  difficulty  of
          collecting receivables in foreign jurisdictions;
     o    trade protection measures and import or export licensing requirements;
     o    differing tax laws and changes in those laws;
     o    difficulty in staffing and managing widespread operations;
     o differing protection of intellectual property and changes in that protection; and
     o    differing regulatory requirements and changes in those requirements.

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The  Company  is  subject  to  credit  risk and may be  subject  to  substantial write-offs if one or more significant customers default on their payment obligations to the Company.

     The Company currently allows its principal customers to pay for each sale within 45 days. This practice, while customary, presents an accounts receivable write-off risk in that if one or more of the Company's significant customers defaulted on their payment obligations to the Company, such write-off, if substantial, would have a material adverse effect on business and results of operations.

The Company's products can be hazardous if not handled, stored and used properly; litigation related to the handling, storage and safety of the Company's products would have a material adverse effect on business and results of operations.

     Some of the Company's products are flammable and must be stored properly to avoid fire risk. Additionally, some of the Company's products may cause irritation to a person's eyes if they are exposed to the concentrated product. Although the Company labels its products to warn of such risks, sales could be reduced if the Company's products were considered dangerous to use or if they are implicated in causing personal injury or property damage. The Company is not currently aware of any circumstances in which its products have caused harm or property damage to consumers. Nevertheless, litigation regarding the handling, storage and safety of the Company's products would have a material adverse effect on business and results of operations.

The  Company's  failure  to comply  with  environmental  regulations  may create
significant   environmental   liabilities   and  force  the  Company  to  modify
manufacturing processes.

     The Company is subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of chemicals. Under such laws, the Company may become liable for the costs of removal or remediation of these substances that have been used by the Company's consumers or in the Company's operations. Such laws may impose liability without regard to whether the Company knew of, or caused, the release of such substances. Any failure by the Company to comply with present or future regulations could subject the Company to substantial fines, suspension of production, alteration of manufacturing processes or cessation of operations, any of which could have a material adverse effect on business, financial condition and results of operations.

The failure to protect the Company's intellectual property could impair the Company's competitive position.

     While the Company owns certain patents and trademarks, some aspects of the Company's business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain products, processes and technologies or from otherwise entering into operations in direct competition with the Company. In particular, the Company has been informed that its former exclusive agent for the sale of the Company's products in North America is now competing with the Company in the swimming pool and personal spa markets. As a former distributor, it was given access to many of the Company's sales, marketing and manufacturing techniques.

The Company's products may infringe on the intellectual property rights of others, and resulting claims against the Company could be costly and prevent the Company from making or selling certain products.

     Third parties may seek to claim that the Company's products and operations infringe their patent or other intellectual property rights. The Company may incur significant expense in any legal proceedings to protect proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against the Company could result in awards of substantial damages or court orders that could effectively prevent the Company from making, using or selling the Company's products in the United States or abroad.

A claim for damages could materially and adversely affect the Company'sr financial condition and results of operations.

     The Company's business exposes the Company to potential product liability risks, particularly with respect to consumer swimming pool and consumer TPA products. There are many factors beyond the Company's control that could lead to liability claims, including the failure of the Company's products to work properly and the chance that consumers will use the Company's products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that the Company carries will be sufficient to protect it from product liability claims. A product liability claim in excess of the amount of insurance the Company carries could have a material adverse effect on business, financial condition and results of operations.

The Company's ongoing success is dependent upon the continued availability of certain key employees.

     The Company's business would be adversely affected if the services of Daniel B. O'Brien ceased to be available because the Company currently does not have any other employee with an equivalent level of relevant expertise and knowledge of the Company's industry. If Mr. O'Brien no longer served as the Company's President and Chief Executive Officer, the Company would have to recruit one or more new executives, with no real assurance of being able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which the Company operates. While the Company's compensation programs are intended to attract and retain qualified employees, there can be no assurance that the Company will be able to retain the services of all the Company's key employees or a sufficient number to execute the Company's plans, nor can there be any assurances that the Company will be able to continue to attract new employees as required.

                              SELLING SHAREHOLDERS

     The  Company's  Stock  Option  Plans  provide  for the grant of  options to purchase shares of the Company's common stock. Persons who received shares pursuant to the Stock Option Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     Summary. The following is a summary of shares, which have been registered by means of a Registration Statement of Form S-8, and which are issuable upon the exercise of options. Each option represents the right to purchase one share of the Company's common stock.

               Shares Issuable
                Upon Exercise      Exercise Price     Expiration
               Of Stock Options      of Options          Date
               ----------------    --------------     ----------

                 248,000              3.60          December 2012 - July 2013
                  10,000              3.25          June 2012
                 149,000              2.25          January 2014 - December 2014
                  68,000              2.00          January 2016
                 120,000              1.90          April 2015
                 350,000              1.50          December 2014 - January 2016
                 -------
                 945,000

     Shares issuable upon the exercise of options granted to the Company's officers and directors pursuant to the Stock Option Plans are being offered by means of this Prospectus. The following table lists the shareholdings of the Company's officers and directors as of August 11, 2011 and the shares offered by means of this Prospectus.

                                                           Number of
                                                         Shares to be
  Name of                                                  Owned on     Percent
  Selling           Number of        Number of Shares    Completion of    of
Shareholder       Shares Owned       Being Offered (1)     Offering      Class
-----------       ------------       -----------------   -----------------------

Daniel O'Brien      4,521,900              150,000        4,521,900     34.3%
Dr. Robert O'Brien  1,775,000               30,000        1,775,000     13.5%
John H. Bientjes       10,000               25,000           10,000       Nil
Dale Friend                --               25,000               --        --

     (1) Represents shares issuable upon the exercise of stock options. As of August 11, 2011 options which allow for the purchase of 195,000 shares of the common stock, exercisable at a price of $1.50 per share, have not been approved by the Company's shareholders. The Company's shareholders will consider and act on a resolution to approve the grant of these options at the Company's annual meeting that will be held on August 25, 2011.

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

    The Company has filed with the Commission under the Securities Act of 1933 a Form S-8 registration statement, of which this Prospectus forms a part, with respect to the resale of the shares owned by the Selling Shareholders from time to time in the public market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has not agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

     The  Company  has  advised  the  Selling  Shareholders  that  they  and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

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

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 50,000,000 shares of common stock. As of August 1, 2011 the Company had 13,169,991 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

     Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock

     The Company is authorized to issue 1,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Company's Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. The Company's directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of the Company's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by the Company's management. As of the date of this prospectus the Company had not issued any shares of preferred stock.

Transfer Agent

      Computershare Trust Company, Inc.
      350 Indiana St., Suite 800
      Golden, CO  80401-5099
      Phone: (303) 262-0600

                                     GENERAL

     The Company's Bylaws provide that the Company will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been the Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of the Company since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

     All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 PLAN PROSPECTUS

                     Flexible Solutions International, Inc.
                              615 Discovery Street
                           Victoria, British Columbia
                                 CANADA V8T 5G4
                                 (250) 477-9969
                               (250) 477-9912 FAX


                                  COMMON STOCK

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of the Common Stock of Flexible Solutions International, Inc. ("the Company") issuable upon the exercise of options. The options were granted by means of Stock Option Plans. The Stock Option Plans benefit the Company by giving selected employees and other persons having a business relationship with the Company a greater personal interest in the success of the Company.

                             ----------------------

     This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.



                 The date of this Prospectus is August __, 2011.

     The Company's Stock Option Plans are sometimes collectively referred to in this Prospectus as "the Plans". The terms and conditions of any stock grant and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the respective Plans.

     Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company are subject to certain restrictions under the Securities Act of l933. See "RESALE OF SHARES BY AFFILIATES".

     No person has been authorized to give any information, or to make any representations, other than those contained in this Prospectus, in connection with the shares offered by this Prospectus, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offering in any state or jurisdiction to any person to whom it is unlawful to make such offer in such state or jurisdiction.

     The  Company's  Common  Stock is traded on the NYSE Amex  under the  symbol
"FSI".

     The shares to which this prospectus relates will be sold from time to time by the Company when and if options granted pursuant to the Plans are exercised.

                             TABLE OF CONTENTS

                                                                        Page
                                                                        ----
AVAILABLE INFORMATION................................................     4

DOCUMENTS INCORPORATED BY REFERENCE..................................     4

GENERAL INFORMATION..................................................     5

STOCK OPTION PLANS ..................................................     6

OTHER INFORMATION REGARDING THE PLANS................................    10

ADMINISTRATION OF THE PLANS..........................................    11

RESALE OF SHARES BY AFFILIATES.......................................    11

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLANS....................    12

DESCRIPTION OF COMMON STOCK..........................................    12

                              AVAILABLE INFORMATION
                              ---------------------

     The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information concerning the Company can be inspected at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

     All documents incorporated by reference, as well as a copy of the Plan relating to the particular option holder, other than exhibits to such reports and documents, are available, free of charge to holders of shares or options granted pursuant to the Plans, upon written or oral request directed to: the (Attention: Employee Plan Administrator), 615 Discovery Street, Victoria, British Columbia, CANADA V8T 5G4, (250) 477-9969

     This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, which the Company has filed with the Commission under the Securities Act of l933 and to which reference is hereby made. Each statement contained in this Prospectus is qualified in its entirety by such reference.

                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------

     The  following  documents  filed by the  Company  with the  Securities  and
Exchange   Commission  are  incorporated  by  reference  in  this   Registration
Statement:

     1.   Prospectus filed pursuant to Rule 424(b) on February 26, 2010.
     2.   Annual report on Form 10-K the year ended December 31, 2010.
     3.   Report on Form 8-K filed on April 6, 2011.
     4.   Report on Form 8-K/A filed on April 8, 2011.
     5.   Report on Form 8-K filed on April 11, 2011.
     6. Amended Annual Report on form 10-K/A for the year ended December 31, 2011 filed on April 20, 2011.
     7.   Quarterly report on Form 10-Q for the quarter ended March 31, 2011.
     8.   Report on Form 8-K filed on May 19, 2011.
     9.   Definitive Proxy Statement on Schedule 14A filed on July 11, 2011.
     10. Amended Definitive Proxy Statement on Schedule 14/A filed on July 12, 2011.

     All reports and  documents  subsequently  filed by the Company  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement of which this Prospectus is a part which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such reports or documents.

                               GENERAL INFORMATION
                               -------------------

     The Company has approved a number of Stock Option Plans. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of each Plan.

     Summary. The following is a summary of the options granted pursuant to the Plans as of August 11, 2011. Each option represents the right to purchase one share of the Company's Common Stock.

               Shares Issuable
               Upon Exercise       Exercise Price     Expiration
               Of Stock Options      of Options          Date
               ----------------    --------------     ----------

                 248,000              3.60          December 2012 - July 2013
                  10,000              3.25          June 2012
                 149,000              2.25          January 2014 - December 2014
                  68,000              2.00          January 2016
                 120,000              1.90          April 2015
                 350,000              1.50          December 2014 - January 2016
                 -------
                 945,000

Securities to be Offered and Persons Who May Receive Options
------------------------------------------------------------

     The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options as may be determined by the Company's Board of Directors which administers the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

     In the discretion of the Board of Directors options granted pursuant to the Plans may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable.

Purchase of Securities Pursuant to the Plan
-------------------------------------------

     The purchase price per share of common stock purchasable under an option is determined by the Board of Directors. An option may be exercised, in whole or in part, at any time, or in part, from time to time, during the option period, by giving written notice of exercise to the Board of Directors at the Company's offices specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price either by a payment of cash, bank draft or money order payable to the Company. At the discretion of the

Board of Directors payment of the purchase price for shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be used at the discretion of the Board of Directors. No shares shall be issued until full payment has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued. Under no circumstances may an option be exercised after the expiration of the option.

     Following the option holder's death, the person designated in writing by the option holder or, if no such person has been designated, by the option holder's executor or administrator, may exercise the option at any time prior to the expiration of the option.

Tax Aspects of Options Granted Under the Plans
----------------------------------------------

U.S. Shareholders. The difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

Canadian Shareholders. Half of the difference between the option price and the market value of the shares on the date the option is exercised is taxable as ordinary income to an Optionee at the time of exercise and to the extent such difference does not constitute unreasonable compensation is deductible by the Company at that time. Gain or loss on any subsequent sale of shares received through the exercise of an option will be treated as capital gain or loss.

     Since the amount of income realized by an Optionee on the exercise of an option under the Plan represents compensation for services provided to the Company, the Company may be required to withhold income taxes from the Optionee's income even though the compensation is not paid in cash. To withhold the appropriate tax on the transfer of the shares, the Company may (i) reduce the number of shares issued or distributed to reflect the necessary withholding,
(ii) withhold the appropriate tax from other compensation due to the Optionee, or (iii) condition the transfer of any shares to the Optionee on the payment to the Company of an amount equal to the taxes required to be withheld.

                      OTHER INFORMATION REGARDING THE PLANS
                      -------------------------------------

     All shares to be issued pursuant to the Plans will, prior to the time of issuance, constitute authorized but unissued shares or treasury shares.

     The option holders rights are not transferable except by will or by the laws of descent and distribution. The option holders rights may not be sold, assigned, pledged, or hypothecated, and are not subject to levy, attachment, or other process of law.

     Any options granted pursuant to the Stock Option Plans will be forfeited if the "vesting" schedule established by the Company's directors at the time of the grant is not met. In general, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. If specified in the applicable Stock Option Plan, the options may also be terminated for cause.

     If during the period the option is exercisable the Company declares a stock dividend then the option holder, upon the exercise of the option, will receive the shares of the Company's common stock which he would have entitled had he exercised the option immediately prior to the record date established for the stock dividend.

     Employment by the Company does not include a right to receive or options pursuant to the Plans. Only the Board of Directors has the authority to determine which persons shall be granted options and, subject to the limitations described elsewhere in this Prospectus and in the Plans, the number of shares of Common Stock issuable upon the exercise of any options.

     The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

     The description of the tax consequences as set forth in this Prospectus is intended merely as an aid for such persons eligible to participate in the Plans, and the Company assumes no responsibility in connection with the income tax liability of any person receiving shares or options pursuant to the Plans. Persons receiving shares or options pursuant to the Plans are urged to obtain competent professional advice regarding the applicability of federal, state and local tax laws.

     As of the date of this Prospectus, and except with respect to options which have not yet vested, no terms of any Plans or any contract in connection therewith creates in any person a lien on any of the securities issuable by the Company pursuant to the Plans.

                           ADMINISTRATION OF THE PLANS
                           ---------------------------

     The Plans are administered by the Company's Board of Directors. All directors serve for a one-year term or until their successors are elected. Any director may be removed at any time by a majority vote of the Company's shareholders present at any meeting called for the purpose of removing a director. Any vacancies which may occur on the Board of Directors will be filled by the remaining Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select eligible employees of the Company to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions, options granted will vest or otherwise be subject to forfeiture and cancellation.

     The Company's directors are elected each year at the annual shareholder's meeting.

                         RESALE OF SHARES BY AFFILIATES
                         ------------------------------

     Shares of Common Stock acquired pursuant to the Plans may be resold freely, except as may be limited by agreement between the Company and the Plans participant and except that any person deemed to be an "affiliate" of the Company, within the meaning of the Securities Act of l933 (the "Act") and the rules and regulations promulgated thereunder, may not sell shares acquired by virtue of the Plans unless such shares are sold by means of a special Prospectus, are otherwise registered by the Company under the Securities Act for resale by such person or an exemption from registration under the Act is available. In any event, the sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144(e). An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company.

     In addition, the of shares or options by officers and directors will generally be considered a "sale" for purposes of Section l6(b) of the Securities Exchange Act of l934.

                  AMENDMENT, SUSPENSION OR TERMINATION OF PLANS
                  ---------------------------------------------

     The Board of Directors of the Company may not amend, terminate, or suspend any Stock Option Plan in any manner without the consent of the option holder.

                           DESCRIPTION OF COMMON STOCK
                           ---------------------------

     The Common Stock issuable upon the exercise of any options granted pursuant to the Plans entitles holders to receive such dividends, if any, as the Board of Directors declares from time to time; to cast one vote per share on all matters to be voted upon by stockholders; and to share ratably in all assets remaining after the payment of liabilities in the event of liquidation, dissolution or winding up of the Company. The shares carry no preemptive rights. All shares offered under the Plans will, upon issuance by the Company, and against receipt of the exercise price, be fully paid and non-assessable.